EXHIBIT (k)(2)

Consent of Counsel

[Sutherland, Asbill and Brennan LLP Letterhead]

September 14, 2007

Board of Directors

Monumental Life Insurance Company

Separate Account VL E

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VL E

Pacer Choice Variable Life

File No. 811-4733

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus contained in Initial Filing to the Registration Statement to Form S-6 of the Separate Account VL E filed by Monumental Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.